Exhibit (a)(5)(xiii)

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

ALEX CICCOTELLI,	:
	:	Case No. ______________
Plaintiff,	:
	:	JURY TRIAL DEMANDED
v.	:
	:	COMPLAINT FOR VIOLATION OF THE
GENMARK DIAGNOSTICS, INC., KEVIN	:	SECURITIES EXCHANGE ACT OF 1934
C. O’BOYLE, DARYL J. FAULKNER,	:
JAMES FOX, LISA GILES, MICHAEL	:
KAGNOFF, ROCHE HOLDINGS, INC., and	:
GERONIMO ACQUISITION CORP.,	:
:
Defendants.	:

Plaintiff, by his attorneys, for this complaint against defendants, alleges the following upon personal knowledge with respect to himself, and upon information and belief based upon the investigation of counsel as to all other allegations herein:

NATURE OF ACTION

1. On March 12, 2021, GenMark Diagnostics, Inc. (“GenMark” or the “Company”) entered into an agreement (the “Merger Agreement”) to be acquired Roche Holdings, Inc. (“Parent”) and Geronimo Acquisition Corp. (“Merger Sub”) (together, “Roche”) (the “Proposed Merger”).

2. Under the terms of the Merger Agreement, Merger Sub commenced a tender offer to purchase all of GenMark’s outstanding common stock for $24.05 per share (the “Tender Offer”), which is set to expire on April 21, 2021.

3. On March 25, 2021, defendants filed a recommendation statement (the “Recommendation Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).

4. As alleged herein, the Recommendation Statement fails to disclose material information regarding the Proposed Merger, and defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).

JURISDICTION AND VENUE

5. This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the Exchange Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the Exchange Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391(b) because a portion of the transactions and wrongs complained of herein occurred in this District.

THE PARTIES

8. Plaintiff is and has been continuously throughout all relevant times the owner of GenMark common stock.

9. Defendant GenMark is a Delaware corporation. GenMark’s common stock is traded on the NASDAQ under the ticker symbol “GNMK.”

10. Defendant Kevin C. O’Boyle is Chairman of the Board of Directors of GenMark (the “Board”).

11. Defendant Daryl J. Faulkner is a member of the Board.

12. Defendant James Fox is a member of the Board.

13. Defendant Lisa Giles is a member of the Board.

14. Defendant Michael Kagnoff is a member of the Board.

15. Defendants identified in ¶¶ 10-14 are referred to herein as the “Individual Defendants.”

16. Defendant Parent is a Delaware corporation.

17. Defendant Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent.

SUBSTANTIVE ALLEGATIONS

18. The Company is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care.

19. On March 12, 2021, GenMark entered into the Merger Agreement, under which GenMark’s stockholders will receive $24.05 per share.

20. The press release announcing the Proposed Merger provides as follows:

Roche (SIX: RO, ROG; OTCQX: RHHBY) and GenMark Diagnostics (NASDAQ: GNMK) today announced that they have entered into a definitive merger agreement for Roche to fully acquire GenMark at a price of US$ 24.05 per share in an all-cash transaction. This corresponds to a total transaction value of approximately US$ 1.8 billion on a fully diluted basis. This price represents a premium of approximately 43% to GenMark’s unaffected closing share price on February 10, 2021, the last trading day before a media report was published speculating about a potential sale process. The merger agreement has been unanimously approved by the boards of directors of GenMark and Roche. Once the acquisition is completed, GenMark’s principal operations will continue at its current location in Carlsbad, California, USA.

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all outstanding shares of GenMark’s common stock, and GenMark will file a recommendation statement containing the unanimous recommendation of the GenMark board that GenMark stockholders tender their shares to Roche.

GenMark’s syndromic panel testing portfolio will complement Roche’s current molecular diagnostics portfolio and the Roche global network will enable expanded reach for GenMark’s products. GenMark’s ePlex system drives lab efficiency through streamlined order-to-reporting workflow and enables better patient outcomes by rapidly diagnosing a patient’s symptoms. Infectious diseases are a leading cause of death globally, and earlier detection of the cause of an infection has been shown to improve patient outcomes and improve key hospital initiatives such as antibiotic stewardship and length of stay.

“Acquiring GenMark Diagnostics will broaden our molecular diagnostics portfolio to include solutions that can provide lifesaving information quickly to patients and their healthcare providers in the fight against infectious diseases,” said Thomas Schinecker, CEO Roche Diagnostics. “Their proven expertise in syndromic panel testing provides faster targeted therapeutic intervention, resulting in improved patient outcomes and reduced hospital stays, and will contribute to Roche’s commitment to helping control infectious diseases and antibiotic resistance. The rapid identification of bloodstream infections and the detection of antimicrobial resistance genes are more essential than ever for hospitals and their patients.”

“As a part of Roche, we can accelerate our mission to enable rapid diagnosis of infectious disease to improve patient outcomes. Together with Roche’s diagnostics healthcare solutions, we will be able to provide a full suite of molecular diagnostic solutions to customers around the world,” said Scott Mendel, CEO of GenMark Diagnostics. “We are thrilled to become a part of Roche and are confident that this is the right path forward for GenMark and our customers.”

GenMark’s Respiratory Pathogen Panels identify the most common viral and bacterial organisms associated with upper respiratory infection, including SARS-CoV-2, complementing Roche’s extensive portfolio of COVID-19 diagnostics solutions.

Terms of the Agreement

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all of the outstanding shares of GenMark’s common stock for US$ 24.05 per share in cash. Following the completion of the tender offer, Roche will acquire all remaining shares at the same price of US$ 24.05 per share in cash through a second step merger.

The transaction is expected to close in the 2nd quarter of 2021 and is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of GenMark’s common stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Citi is acting as financial advisor to Roche and Sidley Austin LLP is acting as legal counsel to Roche. J.P. Morgan Securities LLC is acting as exclusive financial advisor to GenMark and DLA Piper LLP is acting as legal counsel to GenMark.

21. On March 25, 2021, defendants filed the Recommendation Statement, which fails to disclose material information regarding the Proposed Merger.

Financial Analyses

22. The Recommendation Statement fails to disclose material information regarding the financial analyses performed by J.P. Morgan Securities LLC (“J.P. Morgan”), GenMark’s financial advisor. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion and the key inputs and range of ultimate values generated by those analyses must be fairly disclosed.

23. The Recommendation Statement fails to disclose the following regarding J.P. Morgan’s Public Trading Multiples analysis: the individual multiples for the companies observed in the analysis.

24. The Recommendation Statement fails to disclose the following regarding J.P. Morgan’s Selected Transaction Analysis: the individual multiples for the transactions observed in the analysis.

25. The Recommendation Statement fails to disclose the following regarding J.P. Morgan’s Discounted Cash Flow Analysis: (i) the unlevered free cash flows used in the analysis and all line items used to calculate unlevered free cash flows; (ii) the terminal values, net cash, and number of fully-diluted outstanding shares used in the analysis; and (iii) the inputs and assumptions underlying the discount rates and perpetuity growth rates.

Financial Projections

26. The Recommendation Statement fails to disclose material information regarding GenMark’s financial projections. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by a company’s financial advisor in support of its fairness opinion.

27. The Recommendation Statement fails to disclose the following regarding GenMark’s financial projections: (i) the line items used to calculate EBITDA; (ii) unlevered free cash flows; (iii) the line items used to calculate unlevered free cash flows; (iv) the risk adjustments made to the financial projections; and (v) the non-risk-adjusted financial projections.

Background of the Proposed Merger and Potential Conflicts of Interest

28. The Recommendation Statement fails to disclose material information regarding the background of the Proposed Merger and potential conflicts of interest.

29. The Recommendation Statement fails to disclose whether GenMark entered into any confidentiality agreements that contained standstill or don’t ask, don’t waive provisions.

30. The Recommendation Statement fails to disclose: (i) whether any of GenMark’s officers or directors are continuing their employment following the consummation of the Proposed Merger; (ii) the details of all employment and retention-related discussions and negotiations that occurred between Roche’s and GenMark’s officers, including who participated in all of the communications; and (iii) whether any of Roche’s proposals referenced management retention in the combined company following the Proposed Merger.

31. If disclosed, the omitted information would significantly alter the total mix of information available to GenMark’s stockholders.

COUNT I

Claim Against Defendants for Violation of Section 14(e) of the Exchange Act

32. Plaintiff repeats and realleges the above-referenced allegations as if fully set forth herein.

33. Section 14(e) of the Exchange Act states:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

34. Defendants disseminated the misleading Recommendation Statement, which contained statements that, in violation of Section 14(e) of the Exchange Act, in light of the circumstances under which they were made, failed to state material facts necessary to make the statements therein not misleading.

35. The Recommendation Statement was prepared, reviewed, and/or disseminated by defendants.

36. The Recommendation Statement misrepresented and/or omitted material facts in connection with the Proposed Merger as set forth above.

37. By virtue of their positions within the Company and/or roles in the process and the preparation of the Recommendation Statement, defendants were aware of this information and their duty to disclose this information in the Recommendation Statement.

38. The omissions in the Recommendation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares.

39. A reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

40. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Recommendation Statement, causing statements therein to be materially incomplete and misleading.

41. Accordingly, defendants violated Section 14(e) of the Exchange Act.

42. Plaintiff is threatened with irreparable harm and has no adequate remedy at law.

COUNT II

Claim Against Defendants for Violation of 14(d) of the Exchange Act

43. Plaintiff repeats and realleges the above-referenced allegations as if fully set forth herein.

44. Section 14(d)(4) of the Exchange Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

45. Rule 14d-9(d) states:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

46. Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

47. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Recommendation Statement false and/or misleading.

48. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

49. The omissions in the Recommendation Statement are material to plaintiff, and he will be deprived of his entitlement to make a fully informed decision with respect to the Proposed Merger if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

50. Plaintiff has no adequate remedy at law.

COUNT III

Claim Against the Individual Defendants and Roche for Violation of Section 20(a) of the Exchange Act

51. Plaintiff repeats and realleges the above-referenced allegations as if fully set forth herein.

52. The Individual Defendants and Roche acted as controlling persons of GenMark within the meaning of Section 20(a) of the Exchange Act as alleged herein.

53. Due to their positions as directors of GenMark and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

54. Each of the Individual Defendants and Roche was provided with or had unlimited access to copies of the Recommendation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

55. Each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, thus, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same.

56. The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Merger. They were thus directly connected with and involved in the making of the Recommendation Statement.

57. Roche had direct supervisory control over the composition of the Recommendation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Recommendation Statement.

58. Accordingly, the Individual Defendants and Roche violated Section 20(a) of the Exchange Act.

59. The Individual Defendants and Roche had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the Exchange Act and Rule 14a-9, by their acts and omissions as alleged herein.

60. Due to their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act.

61. Plaintiff is threatened with irreparable harm and has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief against defendants as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Merger;

B. In the event defendants consummate the Proposed Merger, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Recommendation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the Exchange Act and Rule 14a-9;

E. Awarding plaintiff the costs of this action, including reasonable allowance for attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: April 6, 2021		GRABAR LAW OFFICE

	By:	/s/ Joshua H. Grabar
Joshua H. Grabar (#82525)
One Liberty Place
1650 Market Street, Suite 3600
Philadelphia, PA 19103
267-507-6085
jgrabar@grabarlaw.com

Counsel for Plaintiff